As filed with the U.S. Securities and Exchange Commission on February 22, 2021	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
TENABLE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
__________________________

Delaware	47-5580846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
6100 Merriweather Drive
Columbia, Maryland, 21044
(410) 872-0555
(Address of principal executive offices, including zip code)

Tenable Holdings, Inc. 2018 Equity Incentive Plan
Tenable Holdings, Inc. 2018 Employee Stock Purchase Plan
(Full titles of the plans)
__________________________
Amit Yoran
Chief Executive Officer
Tenable Holdings, Inc.
6100 Merriweather Drive
Columbia, Maryland 21044
(410) 872-0555
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Eric C. Jensen	Stephen A. Riddick
Brian F. Leaf	Tenable Holdings, Inc.
Madison A. Jones	6100 Merriweather Drive
Cooley LLP	Columbia, Maryland 21044
11951 Freedom Drive
Reston, Virginia 20190
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐
Emerging growth company	☐	Smaller reporting company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share
– Equity Incentive Plan	5,185,762(2)	$43.53(4)	$225,736,219.86	$24,627.82
– 2018 Employee Stock Purchase Plan	1,555,728(3)	$37.00(5)	$57,561,936.00	$6,280.01
Total	6,741,490		$283,298,155.86	$30,907.83
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.
(2)Represents an automatic annual increase equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year to the aggregate number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2018 Equity Incentive Plan (as amended, the “2018 Plan”).
(3)Represents an automatic increase equal to 1.5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year to the aggregate number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”).
(4)Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $43.53, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 18, 2021.
(5)Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $37.00, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on February 18, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2018 ESPP.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E
Pursuant to General Instruction E of Form S-8, Tenable Holdings, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (1) 5,185,762 additional shares of its common stock under the 2018 Plan, pursuant to the provisions of the 2018 Plan providing for an automatic increase in the number of shares common stock reserved and available for issuance under the 2018 Plan on January 1, 2021 and (2) 1,555,728 additional shares of its common stock under the 2018 ESPP, pursuant to the provisions of 2018 ESPP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2018 ESPP on January 1, 2021. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.
PART II
Item 3        Incorporation of Certain Documents by Reference
The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
a.The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-236759), filed with the Commission on February 28, 2020;
b.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 22, 2021;
c.All other reports of the Registrant filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items).
d.The description of the Registrant’s common stock, which is contained in a registration statement on Form 8-A filed on July 20, 2018 (File No. 001-38600) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
e.All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8        Exhibits

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect	8-K	001-3600	3.1	July 30, 2018
4.2	Amended and Restated Bylaws of the Registrant, as currently in effect	S-1	333-226002	3.4	June 29, 2018
4.3	Form of Common Stock Certificate of the Registrant	S-1/A	333-226002	4.1	July 16, 2018
5.1*	Opinion of Cooley LLP
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Form S-8)
99.1	2018 Equity Incentive Plan and Forms of Stock Option Grant Notice and Agreement and Restricted Stock Unit Grant Notice and Agreement thereunder	S-8	333-226347	10.4	July 26, 2018
99.2	2018 Employee Stock Purchase Plan	S-8	333-226347	10.5	July 26, 2018
___________
*    Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland, on February 22, 2021.

TENABLE HOLDINGS, INC.

By:	/s/ Amit Yoran
Amit Yoran
Chief Executive Officer and Chairman

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amit Yoran, Stephen A. Vintz and Stephen A. Riddick, and each or any one of them, as his or her true and lawful attorney-in-fact and agent, each with the full power of substitution and resubstitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amit Yoran	Chief Executive Officer and Chairman	February 22, 2021
Amit Yoran	(Principal Executive Officer)

/s/ Stephen A. Vintz	Chief Financial Officer	February 22, 2021
Stephen A. Vintz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Arthur W. Coviello, Jr.	Director	February 22, 2021
Arthur W. Coviello, Jr.

/s/ Kimberly L. Hammonds	Director	February 22, 2021
Kimberly L. Hammonds

/s/ John C. Huffard, Jr.	Director	February 22, 2021
John C. Huffard, Jr.

/s/ Jerry M. Kennelly	Director	February 22, 2021
Jerry M. Kennelly

/s/ Ping Li	Director	February 22, 2021
Ping Li

/s/ A. Brooke Seawell	Director	February 22, 2021
A. Brooke Seawell

/s/ Richard M. Wells	Director	February 22, 2021
Richard M. Wells

/s/ Linda K. Zecher	Director	February 22, 2021
Linda K. Zecher